Exhibit 5.2

[Haynes and Boone, LLP Letterhead]

October 26, 2010

United Rentals, Inc.

United Rentals (North America), Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

Re: InfoManager, Inc., a Texas corporation

Sirs:

We are acting as special Texas counsel to InfoManager, Inc., a Texas corporation (“InfoManager”), in connection with the registration statements on Form S-3 (File Nos. 333-166214-08 and 333-160884-06) filed on or about April 21, 2010 and July 30, 2009, respectively, with the Securities and Exchange Commission and the respective prospectus (including the Prospectus Supplement dated October 21, 2010 and any other supplement thereto) filed therewith or thereafter (collectively, the “Registration Statements”) under the Securities Act of 1933, as amended (the “Act”) by United Rentals (North America), Inc., a Delaware corporation and the sole shareholder of InfoManager (the “Issuer”), and United Rentals, Inc., a Delaware corporation and the parent company of the Issuer (the “Parent”) and the issuance of $750,000,000 principal amount of the Issuer’s 8.375% Senior Subordinated Notes due 2020 (the “Issuer Debt Securities”), and the guarantees endorsed thereon (the “Guarantees”) of the Parent and certain direct or indirect subsidiaries of the Issuer, including, without limitation, InfoManager (the “Subsidiary Guarantors”), pursuant to the Indenture, dated as of October 26, 2010 (the “Indenture”), among the Parent, the Issuer, the Subsidiary Guarantors and The Bank of New York Mellon, as Trustee (the “Trustee”), and in the form filed as an exhibit to the Registration Statements.

Scope of Examination and General
Assumptions and Qualifications

For the purpose of rendering the opinions set forth herein, we have been furnished with and have reviewed the following documents (items (a) through (c) collectively, the “Transaction Documents”):

(a)                                 the Indenture;

(b)                                 the Registration Statements; and

(c)                                  the Guarantees.

In addition to the Transaction Documents, other documents we have reviewed in rendering these opinions, and upon which we have relied, include the following:

(a)           the Certificate of Incorporation of InfoManager, certified by the Secretary of State of Texas on August 11, 1999;

(b)           the Articles of Incorporation of InfoManager, certified by the Secretary of State of the State of Texas on October 19, 2010 (the “Articles”)

(c)           a certificate of the Vice President and Secretary of InfoManager (the “InfoManager Certificate”), dated as of the date hereof, certifying certain factual matters relevant to our opinions;

(d)           a certificate of valid existence for InfoManager dated October 19, 2010, issued by the Secretary of State of the State of Texas (the “Texas Valid Existence Certificate”);

(e)           a certificate from the Texas Comptroller of Public Accounts dated October 19, 2010, as to the good standing of InfoManager in the State of Texas (the “Texas Good Standing Certificate”); and

(f)            certain resolutions and other documents included in the minute book of InfoManager, as provided by you.

We have assumed with your consent for the purposes of these opinions that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified.  We have also assumed with your consent that (a) the Registration Statements (i) have been duly and validly executed and delivered by each of the parties thereto and (ii) have been declared, and are, effective as of the date hereof, (b) each of the Indenture and Guarantees have been duly and validly executed and delivered by each of the parties thereto, except InfoManager, (c) there are no extrinsic agreements or understandings to which InfoManager is a party or by which InfoManager is bound concerning any of the Transaction Documents that would modify or interpret the terms of such document or the respective rights or obligations of the parties thereunder, and (d) the correctness and accuracy of all the facts set forth in the certificates and reports described in this opinion letter.

As to questions of fact material to the opinions expressed below, we have with your consent, without independent verification of their accuracy, relied to the extent we deem appropriate upon the representations made by the parties in the Transaction Documents, upon other representations made to us by officers and directors of InfoManager, and upon other documents, certificates, records and instruments furnished to us by InfoManager, including without limitation, the InfoManager Certificate.

We are members of the Bar of the State of Texas and do not purport to be experts on, or generally familiar with, or qualified to express legal conclusions based on, laws other than the laws of the State of Texas. The opinions expressed herein are limited to the internal substantive laws of the State of Texas, as currently in effect, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.  Therefore, for purposes of the opinions expressed below, to the extent such opinions necessarily involve consideration of the laws of any jurisdiction other than the State of Texas, we have assumed with your consent and without independent verification that the laws of such other jurisdictions are identical in all relevant respects to the laws of the State of Texas (and, to the extent such opinions necessarily involve consideration of corporation statutes other than the Texas Business Organizations Code (the “TBOC”), we have assumed with your consent that such other corporation statutes are identical in all relevant respects to the TBOC).

We also have assumed, with your consent and without investigation or independent confirmation, for the purpose of the opinions expressed herein that no mutual mistake, misunderstanding or fraud exists with respect to any of the matters relevant to such opinions.  We also have assumed with your consent and without any investigation or independent confirmation that InfoManager, the Parent, the Issuer, The Bank of New York Mellon and their respective agents have acted in good faith and that consummation of the transactions contemplated by the Transaction Documents have complied or will comply with any requirement of good faith, fair dealing and conscionability.

Specific Limitations and Qualifications

In rendering the opinion expressed in Paragraph 1 below with respect to the existence and good standing under the laws of the State of Texas of InfoManager, we have relied with your consent upon (i) the InfoManager Certificate, (ii) the Articles, (iii) the Texas Valid Existence Certificate and (iv) the Texas Good Standing Certificate.

With respect to our opinion in Paragraph 2 regarding InfoManager’s corporate power and authority to execute, deliver and perform its obligations under the Indenture and Guarantees, such opinion is rendered pursuant to the TBOC, based upon the InfoManager Certificate and our review of the Articles.

With respect to our opinion set forth in Paragraph 3 below, we have assumed that the officers of InfoManager have been duly and properly elected by the sole director of InfoManager in accordance with the requirements of the TBOC, the Articles and the bylaws of InfoManager.

With respect to our opinions in Paragraphs 4 and 5 below with respect to no violation of any applicable law and as to the requisite consents, approvals, or authorizations of governmental authorities, our opinions are expressed only with respect to statutes or regulations that a lawyer in Texas exercising customary professional diligence would reasonably recognize as being applicable to InfoManager or the transactions contemplated by the Transaction Documents.  In addition, we express no opinion as to the following: (a) federal securities laws and regulations administered by the Securities and Exchange Commission, State of Texas “Blue Sky” laws and regulations, any other state securities laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (b) pension and employee benefit laws and regulations; (c) federal and state antitrust and unfair competition laws and regulations; (d) compliance with fiduciary duty requirements; (e) federal and state fraudulent transfer and fraudulent conveyance laws; (f) federal and state environmental laws and regulations; (g) federal and state land use and subdivision laws and regulations; (h) federal and state tax laws and regulations; (i) federal and state racketeering laws and regulations (e.g., RICO); (j) laws, regulations, and policies concerning: (i) national and local emergency; (ii) possible judicial deference to acts of sovereign states; and (iii) criminal and civil forfeiture laws; (k) other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (l) Executive Order Number 13224 on Terrorism Financing, the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001 (commonly known as the USA Patriot Act), the Bank Secrecy Act, the International Emergency Economics Powers Act, and laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the United States Code; (m) the Natural Gas Act of 1938 or any rules and regulations of the Federal Energy Regulatory Commission; (n) Federal Reserve Board margin regulations; (o) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws and regulations; (p) federal and state health and safety laws and regulations; (q) federal and state labor laws and regulations; (r) federal and state antifraud statutes, laws, rules and regulations; (s) the rights of the United States of America under the Federal Tax Lien Act of 1966, as amended; or (t) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state, or regional level), and any judicial decisions to the extent they deal with any of the foregoing.

With respect to the opinions set forth in Paragraph 6 below, we note the Transaction Documents provide that the laws of the State of New York shall govern all matters, including the construction, validity, and performance thereof.  Chapter 271 of the Texas Uniform Commercial Code (the “Texas UCC”) provides that if parties agree in writing that the law of a particular jurisdiction governs an issue relating to a qualified transaction (including the validity or enforceability of an agreement relating to the transaction or a provision of the agreement) and the transaction bears a “reasonable relation” to that jurisdiction, then the law, other than conflict of laws rules, of that jurisdiction governs the issue regardless of whether the application of that law is contrary to a fundamental or public policy of the State of Texas or of any other jurisdiction.  A qualified transaction includes a transaction under which a party borrows, or issues debt in an amount of, $1,000,000.00 or more.  Chapter 271 of the Texas UCC provides that a transaction bears a “reasonable relation” to a particular jurisdiction if the transaction, the subject matter of the transaction, or a party to the transaction is reasonably related to that jurisdiction.  In addition, Chapter 271 of the Texas UCC contains specific factual criteria, and provides that the presence of any one of the criteria will satisfy the “reasonable relation” test.  Accordingly, for purposes of the opinion set forth in Paragraph 6 below, and in light of the factual criteria specified in Chapter 271 of the Texas UCC, we have, with your consent, assumed the following facts:

(a)           the Trustee or noteholders under the Indenture are either (i) corporations with their respective chief executive office and principal place of business located in the State of New York with respect to any corporate entities and/or (ii) residents of the State of New York with respect to any natural persons, as applicable;

(b)           the Issuer Debt Securities evidenced by the Indenture and the Guarantees will be purchased from the Issuer in the State of New York;

(c)           all payments under the Indenture and Guarantees by the Issuer, the Parent and/or the Subsidiary Guarantors, including, without limitation, InfoManager, will be paid to the noteholders in the State of New York; or

(d)           the choice of governing law contained in the Transaction Documents was willingly and knowingly agreed to by all parties thereto.

Opinions

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.             InfoManager is an existing corporation in good standing under the laws of the State of Texas.

2.             InfoManager has the requisite corporate power and authority to execute and deliver the Guarantees and to perform its obligations under each.

3.             The execution, delivery and performance of the Indenture and the Guarantees have been duly authorized by InfoManager.

4.             The execution and delivery by InfoManager of the Indenture and the execution of the Guarantees by InfoManager has not resulted in any breach or violation of, or conflict with, any Texas statute, rule or regulation or the Articles or the bylaws of InfoManager.

5.             The requisite regulatory consents, authorizations, approvals and filings required to be obtained or made by InfoManager under the laws of the State of Texas for the issuance and delivery of the Guarantees by InfoManager have been obtained or made.

6.             A Texas court, or a federal court sitting in Texas as the forum state and applying Texas conflict of laws rules, would give effect to the choice of law as the laws of the State of New York as set forth in the Indenture and the Guarantees with respect to general issues of contract validity, enforcement, and interpretation.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statements and to the use of our name under the caption “Validity of Securities” in the prospectus supplement relating to the Guarantees, dated October 21, 2010 forming a part of the Registration Statements.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion (a) is rendered solely for your information and assistance in connection with the filing of the Registration Statements, and may not be relied upon by any other person or for any other purpose without our prior written consent, except that Sullivan & Cromwell LLP may rely on the opinions set forth herein for purposes of any opinions being delivered by Sullivan & Cromwell LLP and filed as Exhibit 5.1 to a Current Report on Form 8-K to be incorporated by reference into the Registration Statements with respect to the legality and validity of the securities being issued under the Registration Statements, (b) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any changes or new developments in law, fact or otherwise that might affect any matters or opinions set forth herein and (c) is limited to the matters stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein.

Very truly yours,

/s/ Haynes and Boone, LLP